SCHEDULE 14C INFORMATION

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Calvert World Values Fund, Inc.
International Equity Fund

(Name of Registrant as Specified in Its Charter)

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CALVERT WORLD VALUES FUND, INC.
INTERNATIONAL EQUITY FUND
4550 Montgomery Avenue, Suite 1000N
Bethesda, Maryland 20814

INFORMATION STATEMENT
REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert World Values Fund, Inc., International Equity Fund (the "Fund"). Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment adviser, may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Furthermore, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information for the Fund, both dated January 31, 2006, and following a change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is expected to be mailed to shareholders of record on or about April 26, 2006.

Shareholders of the Fund of record at the close of business on February 28, 2006, are entitled to receive this Information Statement.

As of February 28, 2006, the following shareholders owned 5% or more of the shares of the Fund:

Charles Schwab & Company, Inc., Reinvest Acct.	MLPF&S For the Sole Benefit of Its Customers
San Francisco, CA	Jacksonville, FL
owns 17.70% of Class A	owns 14.20% of Class C

MLPF&S For the Sole Benefit of Its Customers	National Financial Services Corp.
Jacksonville, FL	For the Exclusive Benefit of Its Customers
owns 5.24% of Class B	New York, NY
owns 41.91% of Class I

G. James Roush TTEE	Fortis Global Custody Services NV
G. James Roush	Amsterdam, The Netherlands
Bellevue, WA	owns 6.60% of Class I
owns 20.03% of Class I

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of UNIFI Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for the Fund. Under the investment subadvisory agreement, the subadvisor furnishes to the Fund an investment program, making investment decisions and placing orders for the purchase and sale of portfolio securities. From March 8, 2002, through March 10, 2006, the Fund's subadvisor had been Grantham, Mayo, Van Otterloo & Co. LLC ("GMO"). GMO's principal business office in the United States is 40 Rowes Wharf, Boston, Massachusetts 02110.

The prior investment subadvisory agreement with GMO as it relates to the Fund was dated March 8, 2002. Under the subadvisory agreement, GMO received a fee from the Advisor based on a percentage of the Fund's average daily net assets of 0.45% of assets up to $250 million; 0.425% of the next $250 million in assets; and 0.40% of the assets in excess of $500 million. For the Fund's most recent fiscal year ended September 30, 2005, $1,563,802.97 in fees was paid to GMO.

At a meeting of the Board of Directors held on March 7, 2006, acting pursuant to the exemptive order discussed above, the Board terminated GMO as the subadvisor to the Fund effective March 11, 2006. In this regard, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better achieve the Fund's objective of high total return, with a goal of maximizing portfolio returns. After careful consideration by the Advisor of a pool of highly qualified candidates, the Advisor recommended, and the Board selected, Acadian Asset Management, Inc. ("Acadian" or "Subadvisor") as the new subadvisor for the Fund.

Investment Subadvisory Agreement. The investment subadvisory agreement between the Advisor and Acadian (the "Investment Subadvisory Agreement") contains the same material terms that govern the Advisor's arrangement with GMO, except that the fees paid to Acadian are lower at Fund asset levels above $250 million. Acadian's fee for subadvisory services is paid by the Advisor, so the Advisor would benefit from reduced subadvisory fees at asset levels above $250 million under the Investment Subadvisory Agreement. The decrease in subadvisory fees, however, will be passed on to shareholders through a voluntary waiver in the advisory fee paid to the Advisor by shareholders; this waiver is contingent upon the continued service by Acadian as Subadvisor to the Fund, and the Advisor may terminate this waiver at any time. Under the Investment Subadvisory Agreement, Acadian receives a fee, payable monthly, of 0.45% of the average daily assets up to and including $250 million; 0.40% of the average daily net assets over $250 million and up to and including $500 million; and 0.35% of such average daily net assets in excess of $500 million. Under the fee arrangement under the Investment Subadvisory Agreement, for the Fund's most recent fiscal year ended September 30, 2005, Acadian would have received $1,537,991.03.

Board Considerations. In evaluating the Investment Subadvisory Agreement, the Directors reviewed information provided by CAMCO and the Subadvisor relating to the Subadvisor's operations, personnel, investment philosophy, strategies and techniques. Among other things, CAMCO and the Subadvisor provided biographical information on portfolio management and other professional staff, performance information for the Subadvisor, and descriptions of the Subadvisor's investment philosophies, strategies and techniques, organizational and management structures and brokerage policies and practices. The disinterested Directors were separately represented by independent legal counsel with respect to their consideration of the Investment Subadvisory Agreement.

The Board of Directors approved the Investment Subadvisory Agreement based on a number of factors relating to the Subadvisor's ability to perform under the Investment Subadvisory Agreement. In the course of their deliberations, the Directors evaluated, among other things: the nature, extent and the quality of the services to be rendered by the Subadvisor; the Subadvisor's management style and long-term performance record in employing its investment strategies; the Subadvisor's current level of staffing and its overall resources; the qualifications and experience of the Subadvisor's personnel; the Subadvisor's financial condition with respect to its ability to perform the services required under the Investment Subadvisory Agreement; the Subadvisor's compliance systems including those related to personal investing; and any disciplinary history. In addition, the Directors considered certain information received in connection with, and their deliberations with respect to their December 2005 renewal of the investment subadvisory agreement with GMO and the investment advisory agreement with CAMCO (the "Investment Advisory Agreement"). Based upon their review, the Directors concluded that they were satisfied with the nature, extent and quality of services to be provided to the Fund under the proposed Investment Subadvisory Agreement.

In considering the Subadvisor's comparable performance with similarly managed funds and non-mutual fund accounts, the Board noted the Subadvisor's strong long-term performance record with respect to its investment strategy that it would utilize with respect to the Fund. Among other performance information presented to the Directors, the Board noted that Acadian's non-US All Cap strategy composite returns for the one-, three- and five-year periods ended December 31, 2005 ranked in the top quartile of Lipper's International Multi-Cap Core category and that the composite's net return outperformed the Morgan Stanley Capital International Europe Australasia and Far East Index for the same periods.

In considering the cost of services to be provided by the Subadvisor and the profitability to the Subadvisor of its relationship with the Fund, the Directors relied on the ability of the Advisor to negotiate the Investment Subadvisory Agreement and the fees thereunder at arm's length. The Directors also took into account that the subadvisory fee under the Investment Subadvisory Agreement would be lower than the subadvisory fee under the investment subadvisory agreement with GMO at asset levels above $250 million. The Directors also noted that the fees under the Investment Subadvisory Agreement are paid by the Advisor out of the advisory fees that the Advisor receives under the Investment Advisory Agreement and that the advisory fees paid by the Fund would be subject to a voluntary waiver by the Advisor corresponding to the decrease in the subadvisory fee under the Investment Subadvisory Agreement at asset levels above $250 million. Based upon their review, the Board of Directors determined that the subadvisory fee was reasonable. For each of the above reasons, the profitability to the Subadvisor of its relationship with the Fund was not a material factor in the Directors' deliberations. For similar reasons, the Directors did not consider the potential economies of scale in the Subadvisor's management of the Fund to be a material factor in their consideration at this time, although the Directors noted that the subadvisory fee under the new Investment Subadvisory Agreement includes breakpoints that would reduce the subadvisory fee above certain specified asset levels and that the subadvisory fee at asset levels over $250 million would be lower than under the current Investment Subadvisory Agreement.

In approving the Investment Subadvisory Agreement, the Board of Directors, including the disinterested Directors, did not identify any single factor as controlling, and each Director attributed different weight to various factors.

The Board of Directors reached the following conclusions regarding the Investment Subadvisory Agreement, among others: (a) the Subadvisor is qualified to manage the Fund's assets in accordance with its investment objectives and policies; (b) the Subadvisor maintains an appropriate compliance program; (c) the Subadvisor's investment strategies are appropriate for pursuing the investment objectives of the Fund; and (d) the subadvisory fees to be paid to the Subadvisor are reasonable in relation to those of similar funds and to the services to be provided by the Subadvisor. Based on their conclusions, the Board of Directors determined that approval of the Investment Subadvisory Agreement would be in the interests of the Fund and its shareholders.

Investment Subadvisor. Acadian Asset Management, Inc. (One Post Office Square, 20th Floor, Boston, MA 02109) now serves as the investment subadvisor to the Fund. As of February 28, 2006, Acadian had $36 billion in assets under management worldwide. Acadian is an investment management firm specializing in active global and international equity strategies. Acadian uses an innovative array of disciplined, quantitative investment techniques and employs analytical models for active stock selection as well as country, sector, and currency valuation, using a proprietary database.

Raymond F. Mui and Brian K. Wolahan co-head the portfolio management team for the Fund. Mr. Mui serves as Senior Vice President and Portfolio Manager. Mr. Mui joined Acadian in 1991 and specializes in developing strategies for the developed and emerging equity markets. Prior to joining Acadian, he was a member of the senior technical staff at Hughes Aircraft. Mr. Mui holds degrees from the University of Michigan and California State University, and an MBA from Boston University.

Mr. Wolahan serves as Senior Vice President, Co-Director of Research, and Senior Portfolio Manager. Mr. Wolahan is responsible for developing and applying quantitative techniques to the evaluation of markets and securities. Prior to joining Acadian in 1990, he worked for Bank of New England and Mars, Inc. He attended Lehigh University and Massachusetts Institute of Technology, and is a member of the Boston Security Analysts Society.

Acadian currently provides investment advisory services to certain other mutual funds with investment objectives similar to that of the Fund:

Mutual Fund	Assets Under Management	Annual Management Fees

Marshall International Stock Fund	$205 million	0.55% of first $100 million; 0.40% thereafter
Wilmington Multi-Manager International Fund	$98 million	0.75% of first $25 million; 0.65% on next $25 million; 0.50% on next $100 million; 0.40% thereafter
Phoenix International Strategies Fund	$47 million	0.50% of first $200 million; 0.40% on next $300 million; 0.35% thereafter
Phoenix Worldwide Strategies Fund	$36 million	0.50% of first $200 million; 0.40% on next $300 million; 0.35% thereafter

With respect to these other mutual funds, Acadian has not waived, reduced, or otherwise agreed to reduce its compensation under the applicable investment management contracts.

Acadian's principal business address is One Post Office Square, 20th Floor, Boston, MA 02109, and its executive officers are as follows:

Name and Title With Acadian	Principal Occupation

Dr. Gary L. Bergstrom, Ph.D	Chairman

Roanld D. Frashure, CFA	President and Co-CIO

John R. Chisholm, CFA	Executive Vice President and Co-CIO

Churchill G. Franklin	Executive Vice President

James A. Wylie	Senior Vice President

Brain K. Wolahan, CFA	Senior Vice President and Co-Director of Research

Raymond F. Mui, MBA	Senior Vice President and Portfolio Manager

Mark J. Minichiello	Chief Financial Officer

The Fund's investment objective and policies have not changed as a result of the change in subadvisor. The Fund seeks to provide a high total return consistent with reasonable risk by investing primarily in a diversified portfolio of stocks that meet the Fund's investment and social criteria. The Fund invests primarily in the common and preferred stocks of non-U.S. large cap companies using a core investment approach. Under normal circumstances, the Fund seeks to have a weighted average market capitalization of at least $10 billion.

Acadian uses an investment process that focuses on deriving returns from individual stock selection (bottom-up). Acadian creates original fundamental research on a broad range of non-U.S. securities and applies a set of quantitative screening models to identify stocks that are expected to provide returns that are superior to that of the benchmark.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling (800) 368-2745.